Exhibit 10(jjj)

EXECUTION COUNTERPART

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

FUND VIII AND FUND IX ASSOCIATES,

a Georgia joint venture

AS SELLER

AND

RNSLC VENTURES LLC,

an Illinois limited liability company

AS PURCHASER

FOR

14079 Senlac Drive

Farmers Branch, Texas

Dated as of October 23, 2007

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the          day of October, 2007 (the “Effective Date”) by and between FUND VIII AND FUND IX ASSOCIATES, a Georgia joint venture (“Seller”), having an office at 6200 The Corners Parkway, Norcross, Georgia 30092, and RNSLC VENTURES, LLC, an Illinois limited liability company (“Purchaser”), having an office at c/o The Boulder Group, Inc., 630 Dundee Road, Suite 342, Northbrook, Illinois 60062.

ARTICLE I.

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land situated in Dallas County, Texas, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain office/warehouse building located thereon having a street address of 14079 Senlac Drive, Farmers Branch, Texas (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements and only as specifically described on Exhibit B attached hereto and made a part hereof (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in and to that certain lease more fully described on Exhibit C (the “Lease Schedule”) attached hereto and made a part hereof (the property described in clause (d) of this Section 1.1 being herein referred to as the “Lease”); and

(e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit D (the “Operating Agreements Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the

Improvements or the Personal Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

1.2 Property Defined. The Land, the Improvements, the Personal Property, the Lease and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of FIVE MILLION FIVE HUNDRED TEN THOUSAND TWO HUNDRED DOLLARS ($5,510,200) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.6 Earnest Money. Within three (3) Business Days following the execution of this Agreement, Purchaser will deposit with Chicago Title Insurance Company (the “Escrow Agent” or “Title Company”), having its office at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia Attention: Judy Stillings, the sum of One Hundred Thousand Dollars ($100,000) (the “First Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 2.3 or Section 3.2 hereof, Purchaser shall, on or before the last day of the Inspection Period (as such term is defined in Section 3.1 hereof), deposit with the Escrow Agent the additional sum of Two Hundred Thousand Dollars ($200,000) (the “Second Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer as an additional deposit under this Agreement. The Escrow Agent shall hold the First Deposit and the Second Deposit in an interest-bearing account in accordance with the terms and conditions of the escrow agreement, the form of which is attached as Exhibit L, entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. The First Deposit, the Second Deposit and, if applicable, the Third Deposit pursuant to Section 4.1, together with all interest earned on such sums, are herein referred to collectively as the “Earnest Money.” All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Upon the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as expressly set forth in this Agreement. If Purchaser fails to deliver the Second Deposit to the Escrow Agent within the period specified above, this Agreement shall, at the option of Seller, terminate automatically. Upon such termination Escrow Agent shall deliver the Earnest Money to Seller promptly thereafter and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

1.7 Delivery to Title Company. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with such supplementary instructions not inconsistent herewith as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

1.8 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to the Seller as further consideration for this Agreement, the amount of One Hundred and No/Dollars ($100.00) (the “Independent Consideration”) in addition to the First Deposit and independent of any other consideration provided for hereunder, which Independent Consideration is fully earned by Seller and is not refundable under any circumstances.

ARTICLE II.

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Seller has obtained from the Title Company and delivered, or shall obtain from the Title Company and deliver, to Purchaser, a preliminary commitment to issue title insurance (the “Title Commitment”) covering the Land and Improvements. Seller shall pay the costs associated with the Title Commitment. Purchaser shall have until the date (the “Title Exam Deadline”), which is ten (10) days prior to the expiration of the Inspection Period (defined in Section 3.1 hereof) to review the Title Commitment. At Closing, Purchaser may obtain from the Title Company a standard Texas Owner’s Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof.

2.2 Survey. Seller has delivered or shall deliver to Purchaser and the Title Company, Seller’s existing survey of the Property (the “Survey”). Seller shall, at its sole cost and expense, update and recertify the Survey and shall deliver a copy of any such Survey update to Purchaser at least five (5) days prior to the Title Exam Deadline.

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item disclosed by the Title Commitment or the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. If Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within five (5) business days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. Seller’s failure to respond within said five (5) business day period shall be deemed to be Seller’s election not to attempt to cure any such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the date for Closing set forth in Section 4.1 hereof. Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure or removal. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing after Seller notified Purchaser that it would cure such objection (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies (or is deemed to have notified) Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to notify Seller within said five (5) day period shall be deemed to be Purchaser’s election to accept the conveyance under clause (i) above.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Land and Improvements as will enable the Title Company to issue to Purchaser a standard Texas Owner’s Policy of Title Insurance covering the Property, in the full amount of the Purchase Price, without change or endorsement, other than such endorsements as Purchaser may request (at its sole cost and expense) before the Title Exam Deadline and which the Title Company commits to issue prior to the expiration of the Inspection Period (the “Title Policy”), provided that Seller shall not be required to incur any liability, execute any documentation or take any action whatsoever in connection with, or to enable or permit the Title Company to issue, any such endorsements or make any such changes to the Title Policy nor to pay any costs, charges or premiums in connection with the issuance of any such endorsements or the making of any such changes (all of which shall be at the sole cost and expense of Purchaser). Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenant, as tenant only, under the Lease;

(b) the lien of all ad valorem real estate taxes, standby fees, and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(d) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company between (a) the expiration of the Inspection Period, and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Title Exam Deadline; provided, however, that Seller shall cure, remove, or cause the Title Company to issue the Title Policy without exception to, any such objection that was intentionally caused or created by Seller (as Seller shall elect). If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing set forth in Section 4.1 hereof.

ARTICLE III.

INSPECTION PERIOD

3.1 Right of Inspection.

(a) During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on November 14, 2007 (hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Lease, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials (provided that Seller shall not be obligated to update any such information or provide any information not in Seller’s possession), but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets, environmental reports, property condition reports, appraisals, accounting and tax records and similar proprietary, elective or confidential information.

(b) Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property to its original condition as existed prior to any such inspections and/or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants of the Property or any governmental or quasi-governmental authorities regarding the Property without obtaining Seller’s prior written consent, which shall not be unreasonably withheld, provided that Seller shall have the right to have a representative present at any meeting with said authorities and tenants, and shall not disrupt Seller’s or any tenant’s activities on the Property.

(c) Purchaser agrees to indemnify against and hold Seller and Seller’s venturers and affiliates and all their officers, directors, partners, members, shareholders, trustees, employees and tenants harmless from any and all claims, demands, liabilities (including strict liability), losses, costs, expenses (including reasonable attorneys’ fees and expenses actually incurred), damages, judgments, or injuries of any kind or character (whether or not attributable in whole or in part to the negligence of any such indemnified party), arising out of or resulting from the inspection of the Property by Purchaser or its employees, agents or contractors, and notwithstanding anything to the contrary in this Agreement, which obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Prior to Purchaser entering the Property to conduct any invasive inspections and/or tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of at least Two Million and No/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and/or tests.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5 hereof) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

ARTICLE IV.

CLOSING

4.1 Time and Place. The parties shall conduct an escrow closing (“Closing”) on November 27, 2007, or such earlier date as may be agreed to by the parties, subject to extension as provided in this Section 4.1 and/or pursuant to Section 2.3, 2.5, 7.1 or 7.2 hereof (the “Closing Date”). Purchaser shall have the one-time right to extend the Closing Date to December 27, 2007, provided that (a) on or before November 19, 2007, (i) Purchaser gives written notice to Seller of Purchaser’s election to so extend the Closing Date (the “Extension Notice”), and (ii) pays to the Escrow Agent an additional sum of One Hundred Thousand Dollars ($100,000) (the “Third Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer, which Third Deposit shall be included as part of the Earnest Money; and (b) no default on the part of Purchaser then exists hereunder. Failure to timely deliver the Extension Notice and the Third Deposit as hereinabove provided (time being of the essence with respect thereto) shall constitute a waiver of Purchaser’s one-time right to extend the Closing Date. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. Notwithstanding anything in this Section 4.1 to the contrary, the parties agree to use commercially reasonable efforts to pre-close the transaction contemplated hereby (i.e., sign documents into escrow) on the business day immediately preceding the then-scheduled Closing Date.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall deliver to the Title Company:

(a) a duly executed special warranty deed in the form of Exhibit E attached hereto, conveying the Land and Improvements, subject only to the Permitted Exceptions (the “Deed”); the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b) four (4) duly executed counterparts of a bill of sale in the form of Exhibit F attached hereto;

(c) four (4) duly executed counterparts of an assignment and assumption agreement as to the Lease in the form of

Exhibit G attached hereto;

(d) four (4) duly executed counterparts of an assignment and assumption agreement as to the Operating Agreements and other Intangibles in the form of Exhibit H attached hereto;

(e) the Tenant Estoppel (as defined in Section 5.4(b) hereof), to the extent received by Seller from the tenant under the Lease;

(f) four (4) duly executed originals of a notice in the form of Exhibit I attached hereto, a copy of which Purchaser shall send to the tenant under the Lease informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Lease (including, if applicable, any security deposits) and directing that all rent and other sums payable under the Lease after the Closing shall be paid as set forth in the notice;

(g) four (4) originals of a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein, including, without limitation, any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(h) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit J attached hereto;

(j) the Lease, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents (or copies thereof if originals are not available), together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;

(k) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement; and

(l) possession and occupancy of the Property, subject to the rights of tenant under the Lease and the Permitted Exceptions.

Purchaser shall cooperate with Seller for a period of seven (7) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records pertaining to Seller’s ownership of the Property, which right shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Title Company:

(a) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to section 1.5 hereof, it being agreed that at Closing the Earnest Money shall be delivered to seller and applied towards payment of the Purchase Price, and it being further understood that Seller shall receive such proceeds at its bank account no later than 4:00 p.m. Eastern time on the date of Closing, failing which the pro-rations shall be re-determined to coincide with the date on which said funds are received prior to 4:00 p.m. Eastern time (time being of the essence with respect to this subparagraph);

(b) four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(f) hereof;

(c) a letter duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

(d) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(e) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Title Company’s Obligations at Closing. Subject to the terms of any escrow instructions received from counsel for either Purchaser or Seller which are not contradictory with this Agreement, at Closing, Title Company shall:

(a) at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record the Deed in the Real Property Records of Dallas County, Texas.

(b) deliver to Seller the Purchase Price by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

(c) deliver to Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(f), 4.2(g), 4.2(i) and 4.3(c) hereof; and

(d) deliver to Seller and Purchaser settlement statements prepared by Title Company and approved by Seller and Purchaser not less than two (2) business days prior to the Closing.

4.5 Credits and Prorations.

(a) Seller shall prepare a schedule of tentative prorations, and Purchaser and Seller shall endeavor to finalize such schedule no later than three (3) business days prior to Closing. The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenant under the Lease);

(ii) taxes (including personal property taxes on the Personal Property), standby fees and assessments levied against the Property;

(iii) payments under the Operating Agreements;

(iv) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Lease or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not or have not been applied against delinquent rents or otherwise as provided in the Lease), (B) if Seller is holding letters of credit as a security deposit or portion thereof, then Seller shall either (1) if same are assignable, at Seller’s option either assign such letters of credit to Purchaser or deliver to Purchaser the forms necessary to do so (completed and executed, to the extent required, by Seller), or (2) if not assignable, endeavor to cause such letters of credit to be re-issued in favor of Purchaser (and if any letter of credit cannot be re-issued prior to Closing, then Seller shall escrow the applicable amount with the Escrow Agent until re-issuance); and (C) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(ii) Any taxes, standby fees and assessments paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes, standby fees and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes, standby fees and assessments which relates to the period before Closing and Purchaser shall pay the taxes, standby fees and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes, standby fees and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

(iii) Charges referred to in Section 4.5(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, at Purchaser’s option, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller or shall permit Seller to seek reimbursement of any such amount from such tenant.

(iv) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

(v) As to gas, electricity and other utility charges referred to in Section 4.5(a)(iv) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(vi) Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the Personal Property, and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

(vii) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. If there shall be any rents or other charges under the Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

(c) If a post closing true-up is necessary, Purchaser shall work diligently with Seller to finalize the prorations as soon as possible, but in no event later than forty-five (45) days after the close of the calendar year. Purchaser shall be responsible for billing and collecting, if necessary, any amounts owed by tenant as a result of the true-up. Purchaser agrees to refund Seller’s portion of Landlord’s CAM reimbursement within thirty (30) days of receipt of funds. If any tenant is owed a refund, Seller agrees to refund to Purchaser its proportionate share within forty-five (45) days after receiving notification from Purchaser of such amounts owed; Seller shall have the right to review the true-up and withhold any refund until the completion of said review.

(d) The provisions of this Section 4.5 shall survive Closing.

4.6 Closing Costs. Seller shall pay: (a) the fees of any counsel representing it in connection with this transaction; (b) one-half of any escrow fee which may be charged by the Escrow Agent or Title Company; (c) the premium for the standard Texas Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing, without change or endorsement; (d) the cost of the Survey update; and (e) one-half of any transfer tax, recordation tax, grantor’s tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property. Purchaser shall: (i) pay the fees of any counsel representing Purchaser in connection with this transaction; (ii) pay the fees for recording the Deed; (iii) pay one-half of any transfer tax, recordation tax, grantor’s tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; (iv) pay the premiums for any and all changes or endorsements to the standard Texas Owner’s Policy of Title Insurance, including, without limitation, the premium for amendment of the survey exception and the premium for the Form T-19.1 Restrictions, Encroachments and Minerals Endorsement; (v) the premium for any Texas Mortgagee’s Policy of Title Insurance obtained in connection with the Closing, including any related endorsements and changes; and (vi) pay one-half of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring such costs and expenses. The provisions of this Section 4.6 shall survive the Closing or any early termination of this Agreement.

4.7 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) The tenant under the Lease shall have delivered to Seller (for delivery to Purchaser) the Tenant Estoppel (notwithstanding the provisions of Section 4.2(e)), which Tenant Estoppel shall state, to tenant’s knowledge, that there is no default by landlord under the Lease and shall not set forth any lease terms that are inconsistent with the terms contained in the copy of Lease provided by Seller to Purchaser.

Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approvals or changes or modifications in use or zoning, (ii) modification of any existing land use restriction, (iii) consents to assignments of any Operating Agreements or (iv) endorsements to the Title Policy.

4.8 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Title Company all of the items required to be delivered to Title Company pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of Georgia. Seller has the full right, power and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Pending Actions. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or title thereto or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c) Lease. Seller is the lessor or landlord or the successor lessor or landlord under the Lease. Except as set forth in the Lease Schedule, to Seller’s knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property.

(d) Condemnation. To Seller’s knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(e) Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following person: Jerry Banks, a Director of Asset Management for Seller, whose address is 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of one hundred and eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Fifteen Thousand Dollars ($15,000), in which event the full amount of such claims shall be actionable (subject to the Cap described below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred and eighty (180) day period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.3. Purchaser agrees to first seek recovery under any insurance policies, service contracts and the Lease prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, service contracts or the Lease. As used herein, the term “Cap” shall mean the total aggregate amount of one percent (1%) of the Purchase Price. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(g) hereof exceed the amount of the Cap.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(b) Seller shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, (i) a written estoppel certificate, in the form required or stipulated by the Lease or, if no such form is required or stipulated, in the form of Exhibit K attached hereto and made a part hereof, signed by the tenant under the Lease (a signed certificate is referred to herein as a “Tenant Estoppel”); and (ii) if required by Purchaser, a subordination, non-disturbance and attornment agreement in the form required or stipulated by the Lease or, if no such form is required or stipulated, such other form as is reasonably acceptable to Purchaser and tenant; provided that delivery of any such subordination, non-disturbance and attornment agreement shall not be a condition precedent to Purchaser’s obligation to purchase the Property hereunder.

(c) Seller will not modify, renew or terminate the Lease or enter into any new leases with respect to the Property.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) Organization and Authority. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this

Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Prohibited Entities. Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities including the governments of Cuba, Iran, North Korea, Myanmar, Sudan, and Syria.

5.6 Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5(a) hereof shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one hundred and eighty (180) days.

5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of hazardous substances, and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any and all claims against Seller and Seller’s venturers and affiliates and all their officers, directors, partners, members, shareholders, trustees and employees arising from or relating to the presence of hazardous substances on the Property, whether or not attributable to any such person’s or entity’s negligence or strict liability. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). The provisions of this Section shall survive Closing or any early termination of this Agreement.

ARTICLE VI.

DEFAULT

6.1 Default by Purchaser. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.

AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.

SELLER:                /s/ Randy Fretz                 PURCHASER:                 /s/ PRB

6.2 Default by Seller. If Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole and exclusive remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages, including, without limitation, actual, consequential, exemplary and punitive damages, in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before fifteen (15) days following the date upon which Closing was to have occurred.

ARTICLE VII.

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the

Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within fifteen (15) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to the following: (a) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than FIVE HUNDRED THOUSAND and No/100 Dollars ($500,000); (b) loss or damage to the Property or any portion thereof by reason of which the tenant under the Lease has the right to (i) terminate the Lease and the tenant does not irrevocably waive its right to terminate the Lease within ten (10) days after Seller sends Purchaser written notice of the loss or damage, or (ii) abate rent in an aggregate amount in excess of ten percent (10%) of the annual rent under the Lease; and (c) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII.

COMMISSIONS

8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay (a) to TCS Central Region GP, L.L.C. d/b/a Transwestern (the “Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker, and (b) to The Boulder Group, Inc. (“Boulder Group”) an acquisition fee equal to two percent (2%) of the Purchase Price (the “Boulder Group Fee”). Except for payment of the Boulder Group Fee to Boulder Group if, as, and when specified in the preceding sentence, any fees or commissions payable to any broker or agent representing Purchaser in this transaction shall be paid by Purchaser. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder, other than (i) the Broker or (ii) Boulder Group for the Boulder Group Fee if, as, and when specified in this Section, in either case, by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

ARTICLE IX.

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, FINANCIAL CONDITION OF THE TENANT UNDER THE LEASE, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH

RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S VENTURERS AND AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES (INCLUDING STRICT LIABILITY), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S VENTURERS AND AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, NEGLIGENCE OF ANY SUCH PERSONS OR ENTITIES, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON,

PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

9.4 Waiver of Vendor and Purchaser Risk Act. Seller and Purchaser hereby agree that the Uniform Vendor and Purchaser Risk Act, Section 5.007 of the Texas Property Code, shall not be applicable to this Agreement, the Property or the transaction contemplated hereby.

9.5 Waiver Of Consumer Rights – Texas Deceptive Trade Practices Act. Purchaser represents and warrants to Seller that Purchaser is a sophisticated investor in real property, was not in a significantly disparate bargaining position in connection with the negotiation and execution of this Agreement and the transaction contemplated hereby, and that Purchaser is and has been represented by legal counsel in connection with the execution and negotiation of this Agreement and the transaction contemplated hereby. PURCHASER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

9.6 Utility District Disclosure. Purchaser hereby agrees and acknowledges that the Property is located in a utility district of the type described in Section 49.452(c) of the Texas Water Code. Purchaser has received notice from Seller in substantially the form of the Utility District Disclosure attached hereto as Exhibit M (the “Disclosure”) containing the information required by Section 49.452(c), and prior to or contemporaneously with the execution of this Agreement, Purchaser has executed and acknowledged the completed Disclosure before a notary public and delivered such completed Disclosure to Seller. Purchaser shall also execute and acknowledge at the Closing another Disclosure, which shall also contain the information required by Section 49.452(c).

ARTICLE X.

MISCELLANEOUS

10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants, attorneys and potential lenders of Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Neither Seller nor Purchaser will object to any such release required by law or regulation of any governmental authority or self-regulatory organization (i.e., NYSE, NASD).

10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4 Assignment. Purchaser may assign its rights under this Agreement to any entity which Purchaser, P. Randy Blankstein and/or Bernard Leviton controls or any entity that is under common control with Purchaser. For purposes of this Section, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether by the ownership of voting securities, contract or otherwise. Except as provided above, Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement.

10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o Wells Real Estate Funds, Inc. 6200 The Corners Parkway, Suite 250 Norcross, Georgia 30092 Attention: F. Parker Hudson, Managing Director of Dispositions Telecopy: (770) 243-4684

with a copy to:	Locke Lord Bissell & Liddell LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Attention: Thomas P. Arnold, Esq. Telecopy: (214) 756-8656

If to Purchaser:	RNSLC Venture LLC c/o The Boulder Group, Inc. 630 Dundee Road, Suite 342 Northbrook, Illinois 60062 Attention: P. Randy Blankstein Telecopy: (847) 589-1217

with a copy to:	Fuchs & Roselli, Ltd. 440 West Randolph Street, Suite 500 Chicago, Illinois 60606 Attention: John T. Roselli Telecopy: (312) 651-2499

If to Escrow Agent:	Chicago Title Insurance Company 4170 Ashford Dunwoody Road, Suite 460 Atlanta, GA 30319 Attention: Judy Stillings Telecopy: (404) 303-6307

10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.

10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8 Time of the Essence. All times, wherever specified herein for the performance by Seller or Purchaser of their respective obligations hereunder, are of the essence of this Agreement.

10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time at the Property.

10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.

10.13 Reporting Requirements. Title Company is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

10.14 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.15 1031 Exchange. If so requested by either party, the parties agree to cooperate in effectuating the purchase and sale of the Property by means of an exchange of “like kind” property under Section 1031 of the Internal Revenue Code of 1986, as amended (a “1031 Exchange”); provided that Seller’s obligation to cooperate with Purchaser shall be limited and conditioned as follows: (i) Seller shall receive written notice from Purchaser at least five (5) business days prior to the Closing date of Purchaser’s intent to effect the 1031 Exchange, which notice shall identify the parties involved in such 1031 Exchange and shall be accompanied by all documents for which Seller’s signature will be required; (ii) Purchaser shall effectuate the 1031 Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (iii) Seller shall not be required to execute any further documents or instruments beyond a simple consent to an assignment by Purchaser of its rights under this Agreement to the qualified intermediary identified by Purchaser; provided, however, that in no event shall Seller be required to execute any document or instrument which, in Seller’s sole discretion and judgment, may (A) subject Seller to any additional liability or obligation to Purchaser or any other individual, entity or governmental agency; (B) diminish or impair Purchaser’s obligations or Seller’s rights under the

Agreement; or (C) may delay the Closing; (iv) Purchaser shall pay for any and all additional costs and expenses (including attorney’s fees) incurred by Seller in connection with accommodating the 1031 Exchange, and Seller shall be entitled to a credit at Closing to reimburse Seller for such costs and expenses; (v) the 1031 Exchange shall not be structured to require (A) Seller to convey the Property to any third party or (B) Seller to take title to or accept a security interest in any other property; (vi) Purchaser shall not assign or transfer any of Purchaser’s rights under this Agreement except as provided under Section 10.4 and in this Section 10.15; (vii) Purchaser shall not be relieved of any of its obligations under this Agreement by reason of the 1031 Exchange; (viii) Seller makes no representation or warranty concerning the 1031 Exchange; and (ix) Purchaser agrees to indemnify, defend, and hold Seller, Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns harmless from and against any claims, costs, damages, expenses (including, but not limited to, attorney’s fees and costs), liabilities and losses incurred by, claimed against or suffered by any such indemnified party arising in connection with the 1031 Exchange. The foregoing indemnity shall survive the Closing or any termination of this Agreement. Purchaser’s failure to effectuate any intended 1031 Exchange shall not relieve Purchaser from its obligations to consummate the purchase and sale transaction contemplated by this Agreement and the consummation of the 1031 Exchange shall not be a condition precedent to Purchaser’s obligations under this Agreement.

10.16 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect. If any limitation of time contained in this Agreement for the bringing of any action, the enforcement of any remedy, or the recovery of any claim is prohibited or invalid by or under applicable law, then and in that event no suit or action shall be commenced or maintainable in respect of such action, remedy or claim unless commenced within two years and one day after such cause of action, remedy or claim accrues.

10.17 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF TEXAS AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE STATE OF TEXAS. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.17 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.19 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a) Exhibit A – Legal Description of the Land

(b) Exhibit B – Personal Property

(c) Exhibit C – Lease Schedule

(d) Exhibit D – Operating Agreements Schedule

(e) Exhibit E – Form of Deed

(f) Exhibit F – Form of Bill of Sale

(g) Exhibit G – Form of Assignment and Assumption of the Lease

(h) Exhibit H – Form of Assignment and Assumption of Operating Agreements, Warranties and Intangibles

(i) Exhibit I – Form of Notice to Tenant

(j) Exhibit J – Form of FIRPTA Certificate

(k) Exhibit K – Tenant Estoppel

(l) Exhibit L – Form of Escrow Agreement

(m) Exhibit M – Form of Utility District Disclosure

10.20 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.21 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.22 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.23 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1; the last paragraph of Section 4.2; 4.5; 5.3; 5.6; 5.7; 8.1; 9.3; 9.4; 9.5; 9.6; 10.1; 10.2, 10.8; 10.12; 10.13; 10.16; 10.17; and 10.18.

10.24 Title Company’s Agreement. Title Company, as escrow agent, is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the separate escrow agreement referenced in Section 1.6 hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

FUND VIII AND FUND IX ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund VIII, L.P.,
a Georgia limited partnership, its Joint Venture Partner

	By:	Wells Partners, L.P.,
a Georgia limited partnership, as General Partner

		By:	Wells Capital, Inc.,
a Georgia corporation, as General Partner

By: /s/ Randy Fretz Name: Randy Fretz Title: Senior Vice President

		By:	Leo F. Wells, III, as General Partner

By: /s/ Randy Fretz Name: Randy Fretz as attorney-in-fact for Leo F. Wells, III

[Signatures continued on next page].

By:	Wells Real Estate Fund IX, L.P.,
a Georgia limited partnership, its Joint Venture Partner

	By:	Wells Partners, L.P.,
a Georgia limited partnership, as General Partner

		By:	Wells Capital, Inc.
a Georgia corporation, as General Partner

By: /s/ Randy Fretz Name: Randy Fretz Title: Senior Vice President

		By:	Leo F. Wells, III, as General Partner

By: /s/ Randy Fretz
Name: Randy Fretz as attorney-in-fact for Leo F. Wells, III

PURCHASER:

RNSLC VENTURES LLC, an Illinois limited liability company

By: /s/ P. Randy Blankstein
Name: P. Randy Blankstein
Its: Managing Partner

TITLE COMPANY:

CHICAGO TITLE INSURANCE COMPANY:

By: /s/ Judy A. Stillings
Name: Judy A. Stillings
Its: Sr. Transactions Specialist